Exhibit 99.1

NuGene BioPharma, Inc. Acquires SkinGuardian®

FDA-Approved Antimicrobial Topical Cream Protects Skin

IRVINE, CA, March 17, 2015 – NuGene International, Inc. (“NuGene”) (OTCQB: NUGN), announced today that its subsidiary corporation, NuGene BioPharma, Inc. has acquired all rights, title and interest in and to SkinGuardian®, an FDA-approved (monographed) skin protectant, antiseptic, and moisturizing topical cream.

NuGene BioPharma acquired all intellectual property held by SkinGuardian and its founder and owner, Chris O’Brien, relating to the SkinGuardian technology and applications. This includes the patent under which the technology is protected, the company trademark, all formulas and derivatives under the patent, clinical trial data, and any and all other rights, title and interest in and to the SkinGuardian product. Under the agreement, O’Brien will provide ongoing consultation to NuGene International, Inc.

“As stated previously, NuGene’s stem cell technologies and applications extend beyond the cosmeceutical and hair care market, the focus of NuGene International,” explained NuGene International’s CEO Ali Kharazmi when announcing the acquisition. “We decided to form NuGene BioPharma in order to develop and market FDA-approved products that have pharmacological properties that can enhance the healing of wounds and skin conditions.”

SkinGuardian provides an antimicrobial composition that may be used against a wide variety of microorganisms including bacteria, fungi, prions and viruses. It serves as an effective guard for damaged and/or undamaged skin, and as an effective guard against infections. The antimicrobial composition has proved to be effective against viruses, and more specifically, enveloped and non-enveloped viruses.

“We see this FDA-approved topical cream as the foundation for a variety of topical treatments we will be developing that incorporate the use of stem cells to enhance healing,” Kharazmi continued. “This is a prime example of the type of synergistic acquisitions we intend to make that will expand our range of opportunities while significantly reducing our time to market.”

About NuGene International, Inc.

Nugene International, Inc. specializes in developing, manufacturing and marketing proprietary regenerative cosmeceutical and pharmaceutical products based on adipose derived human stem cell and human stem cell media. The US Department of Health and Human Services calls regenerative medicine the “next evolution of medical treatments”. The regenerative medical market which includes cosmeceuticals and pharmaceuticals was estimated at $7.2 Billion in the US in 2014 and is expected to rapidly grow in the coming years according to RNCOS Business Consultancy Services Global Cosmeceuticals Market report. NuGene’s cosmeceutical and pharmaceutical products are based on proprietary stem cell based regenerative formulations derived from non-controversial, adult human stem cell derived media obtained from adipose tissue. NuGene’s exclusive products combine its in-house advancements, proprietary technologies, and patent pending formulations. The company has two patents pending covering 15 unique applications and inventions. NuGene’s goal is to leverage its extensive knowledge and expertise to develop age defying regenerative cosmeceutical skincare and hair care products in addition to pharmaceutical products based on the same regenerative science platform.

Forward-Looking Statements

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by NuGene International may not proceed as contemplated, and by all other matters and assumptions specified in NuGene's filings with the Securities and Exchange Commission, especially those risks and other matters described under "Risk Factors" within NuGene’s Form 8-K filed with the Commission on January 6, 2015. These statements are made based upon current expectations that are subject to risk and uncertainty. NuGene does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

Investor/ Media Relations:
Chris Rosgen
Capital Market Relations
(949)481-9739

Source: NuGene International, Inc.